CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 21, 2013, relating to the financial statements and financial highlights which appear in the August 31, 2013 Annual Reports to Shareholders of Goldman Sachs Financial Square Federal Fund, Goldman Sachs Financial Square Government Fund, Goldman Sachs Financial Square Money Market Fund, Goldman Sachs Financial Square Prime Obligations Fund, Goldman Sachs Financial Square Tax-Free Money Market Fund, Goldman Sachs Financial Square Treasury Instruments Fund, Goldman Sachs Financial Square Treasury Obligations Fund, Goldman Sachs Financial Square Tax-Exempt California Fund, Goldman Sachs Financial Square Tax-Exempt New York Fund, Goldman Sachs Flexible Cap Growth Fund, Goldman Sachs Capital Growth Fund, Goldman Sachs Concentrated Growth Fund, Goldman Sachs Growth Opportunities Fund, Goldman Sachs Small/Mid Cap Growth Fund, Goldman Sachs Strategic Growth Fund, Goldman Sachs Technology Tollkeeper Fund, Goldman Sachs Focused Growth Fund, Goldman Sachs U.S. Equity Fund, Goldman Sachs Growth and Income Fund, Goldman Sachs Large Cap Value Fund, Goldman Sachs Mid Cap Value Fund, Goldman Sachs Small Cap Value Fund, Goldman Sachs Enhanced Dividend Global Equity Portfolio, and Goldman Sachs Tax-Advantaged Global Equity Portfolio. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses, and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Boston, Massachusetts
December 23, 2013